Exhibit 99.1

Intrexon Reports 2018 Fourth Quarter and Year End Financial Results

– Quarterly GAAP revenues of $43.2 million and net loss attributable to Intrexon of $340.5 million including non-cash charges of $311.0 million –

– Previously Announced Reacquisition of Oncology Rights Drives $280M Quarterly R&D Expense –

– Quarterly Adjusted EBITDA of $(27.2) million –

GERMANTOWN, MD, February 28, 2019 – Intrexon Corporation (NASDAQ: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, today announced its fourth quarter and full year financial results for 2018.

Recent Business Highlights:

•

Precigen, Inc., a wholly owned subsidiary of Intrexon, announced the US Food and Drug Administration (FDA) cleared the Investigational New Drug (IND) application for PRGN-3006, an investigational drug for patients with relapsed or refractory acute myeloid leukemia (AML) and higher risk myelodysplastic syndrome (MDS). PRGN-3006 is an autologous chimeric antigen receptor T-cell (CAR-T) therapeutic candidate utilizing Precigen’s transformative UltraCAR-T™ platform, which reduces manufacturing time to within two days following non-viral gene transfer;

•

Precigen announced the FDA cleared the IND application for PRGN-3005 UltraCAR-T™, an investigational drug using CAR-T cells to treat advanced-stage platinum-resistant ovarian cancer patients and the first UltraCAR-T™ candidate targeting solid tumors to enter the clinic;

•

Following the previously reported reacquisition of oncology rights from Ziopharm in October 2018, Precigen and Intrexon entered into an agreement with Merck KGaA, Darmstadt, Germany, a leading science and technology company, and its wholly owned subsidiary Ares Trading, pursuant to which Intrexon assumed rights from Ares Trading under the existing agreement among Precigen, Ares Trading and Ziopharm relating to the development of CAR-T therapies. In addition to receiving 20,640,119 shares of Intrexon common stock, the agreement also included a further $25 million investment in the Company. In return, Merck KGaA, Darmstadt, Germany, received a $25 million convertible note, providing the option to receive either Precigen or Intrexon common stock;

•

Xogenex, a majority owned subsidiary of Intrexon, has completed an evaluation of three advanced heart failure patients who were administered INXN-4001, an investigational, non-viral, plasmid-based gene drug candidate designed to drive expression of three cardiac effector genes involved in heart failure, in a Phase 1 clinical trial. The data reflected the patients’ status six-months after being given the INXN-4001 and appears to indicate that the drug material and the delivery process were both well tolerated by the patients. Preliminary review of the data suggests improvements in several cardiac performance parameters;

•	Intrexon’s methane bioconversion platform is being employed to produce 2,3 BDO from natural gas and has achieved 80% of the goal for the first small-scale plant operations;

•

Detailed engineering design for Intrexon’s first-of-a-kind small-scale methane bioconversion facility to 2,3 BDO is currently being bid out, discussions with partners for sites are ongoing. The overall schedule is still consistent as the sites under consideration are brownfield which require less engineering time than the original greenfield concept;

•

Exemplar Genetics, a wholly owned subsidiary of Intrexon, announced the launch of a joint venture with the Mayo Clinic, which is focused on the development of a high-quality source of human liver cells or hepatocytes (HHCs);

•

Trans Ova Genetics, a wholly owned subsidiary of Intrexon, continues to expand and improve its herd genetics with two Jersey heifers ranking 2nd and 9th in the world and 15 bulls that rank at the top of the global Holstein bull population;

•

EnviroFlight, Intrexon’s joint venture with Darling Ingredients Inc., opened the very first commercial Black Soldier Fly (BSFL) facility, in Maysville, Kentucky in November 2018. The production plant has the ability to produce 900 tonnes/year of dried BSFL, and orders for product from the new facility account for one-third of the anticipated annual output;

•

Okanagan Specialty Fruits, a wholly owned subsidiary of Intrexon, harvested more than 2,100 bins of Arctic® apples in their 2018 harvest, which are available at select retailers as fresh sliced apples and ApBitz™ dehydrated apple snacks, and is planning to plant up to 1,000,000 trees in the spring of 2019;

•

Intrexon entered into a strategic licensing agreement with Next Green Wave Holdings Inc. to utilize Intrexon’s Botticelli™ next generation plant propagation platform to enable rapid production of Next Green Wave’s proprietary cannabis cultivars for the California market;

•

Oxitec, Ltd., a wholly owned subsidiary of Intrexon, announced that it will be transitioning from its 1st generation self-limiting Friendly™ Aedes aegypti mosquito (OX513A) to a new Friendly™ Aedes mosquito (OX5034) that uses Oxitec’s 2nd generation technology, allowing the company to focus on advancing its entire mosquito and crop pest portfolios using this next-generation platform; and

•	Oxitec has secured two multi-year development agreements with a partner to develop solutions for pest problems beyond the mosquito, which have the potential for application in key markets globally.

Fourth Quarter 2018 Financial Highlights:

•	Total revenues of $43.2 million, a decrease of 44% from the fourth quarter of 2017;

•	Net loss of $340.5 million attributable to Intrexon, or $(2.59) per basic share, including non-cash charges of $311.0 million;

•	Adjusted EBITDA of $(27.2) million, or $(0.21) per basic share; and

•	Cash, cash equivalents, and short-term investments totaled $222.5 million and the value of common equity securities totaled $2.2 million at December 31, 2018.

Full Year 2018 Financial Highlights:

•	Total revenues of $160.6 million, a decrease of 31% from the full year ended December 31, 2017;

•	Net loss of $509.3 million attributable to Intrexon, or $(3.93) per basic share, including non-cash charges of $420.0 million; and

•	Adjusted EBITDA of $(102.5) million, or $(0.79) per basic share.

“With several of the most ambitious stated objectives at the time of our IPO now achieved, most notably with our work in UltraCAR-T™ and in natural gas upgrading, our team is more energized than ever to establish its tangible value in the world,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “We expect to achieve this initially through independent equitization and/or monetization events at Precigen and from our Methane Bioconversion Platform, while other business units of our company may also find higher values independently of our company.”

Mr. Kirk concluded, “It has always been our purpose to be an enabler of enterprise that is built on engineered biology and not to create an industrial conglomerate. In this we have succeeded greatly so we look forward to seeing some of our bold enterprises making their marks in the world. We are confident in our prospects to achieve this and that we have adequate cash resources to fuel us to these realizations.”

Fourth Quarter 2018 Financial Results Compared to Prior Year Period

Total revenues decreased $33.8 million, or 44%, from the quarter ended December 31, 2017. Collaboration and licensing revenues decreased $30.9 million from the quarter ended December 31, 2017 due to (i) the mutual termination in 2017 of the Company’s second exclusive channel collaboration (ECC) with Ziopharm for the treatment of graft-versus-host disease, (ii) a decrease in research and development services for certain of the Company’s ECCs as the Company redeployed certain resources towards supporting prospective new platforms and partnering opportunities and began to focus more on the further development of relationships and structures that will provide the Company with more control and ownership over the development process and commercialization path, including programs where the Company reacquired the previously licensed technology rights in 2018, and (iii) a decrease in research and development services performed by the Company for collaborators upon the transition of program execution to its collaborators. Product revenues decreased $2.8 million or 36% primarily due to lower milk prices which resulted in lower customer demand for cows and cloned products. Gross margin on products declined in the current period as a result of decreased sales. Gross margin on services improved in the current period as a result of pricing changes and an increase in the number of embryos produced per bovine in vitro fertilization cycle due to improved production results.

Research and development expenses increased $242.0 million, or 628%, and include $228.0 million of expenses related to in-process research and development reacquired from former collaborators. Selling, general and administrative (SG&A) expenses decreased $7.9 million, or 24%. This decrease was primarily due to lower compensation expenses due to adjustments to previously accrued compensation expenses for performance and retention incentives for SG&A employees in 2018. The Company recorded an impairment charge of $60.5 million in the fourth quarter of 2018 due to a change in the Company’s business strategy for commercializing the Oxitec technology targeting the Aedes aegypti mosquito.

Full Year 2018 Financial Results Compared to Prior Year Period

Total revenues decreased $70.4 million, or 31%, from the year ended December 31, 2017. Collaboration and licensing revenues decreased $68.7 million from the year ended December 31, 2017 primarily due to (i) the mutual termination in 2017 of the Company’s second ECC with Ziopharm for the treatment of graft-versus-host disease, (ii) a decrease in research and development services for certain of the Company’s ECCs as the Company redeployed certain resources towards supporting prospective new platforms and partnering opportunities and began to focus more on the further development of relationships and structures that provide the Company with more control and ownership over the development process and commercialization path, including programs where the Company reacquired the previously licensed technology rights in 2018, and (iii) a decrease in research and development services performed by the Company for collaborators upon the transition of program execution to its collaborators. Product revenues decreased $5.1 million or 15% primarily due to lower milk prices which in turn resulted in lower customer demand for live calves, cows previously used in production, and cloned products. Gross margin on products declined in the current period as a result of lower product sales and increased operating costs associated with new product offerings and cloned products. The increase in service revenues of $1.8 million, or 4%, as well as the gross margin thereon relates to pricing changes and an increase in the number of embryos produced per bovine in vitro fertilization cycle due to improved production results.

Research and development expenses increased $261.4 million, or 183%, and include $236.7 million of expenses related to in-process research and development reacquired from former collaborators. SG&A expenses decreased $8.3 million, or 6%, from the prior period. Legal and professional fees decreased $7.5 million primarily due to (i) decreased legal fees associated with ongoing litigation and (ii) decreased fees incurred for regulatory and other consultants. The Company recorded an impairment charge of $60.5 million in the fourth quarter of 2018 due to a change in the Company’s business strategy for commercializing the Oxitec technology targeting the Aedes aegypti mosquito.

Total other income (expense), net, decreased $41.5 million, or 185%. This decrease was primarily attributable to losses on the Company’s investment in Ziopharm preferred stock prior to returning this investment to Ziopharm in the fourth quarter of 2018, as well as an increase in interest expense related to the 3.5% convertible notes issued by the Company in the third quarter of 2018.

Based on Intrexon’s financial position, including its cash, cash equivalents and short-term investments of $224 million at December 31, 2018, in connection with issuing its financial statements Intrexon expects to include a conclusion in its Form 10-K that there is substantial doubt about its ability to continue as a going concern.

Conference Call and Webcast

The Company will host a conference call today Thursday, February 28th, at 5:30 PM ET to discuss the fourth quarter and full year 2018 financial results and provide a general business update. The conference call may be accessed by dialing 1-888-317-6003 (Domestic US), 1-866-284-3684 (Canada), and 1-412-317-6061 (International) and providing the number 4443860 to join the Intrexon Corporation Call. Participants may also access the live webcast through Intrexon’s website in the Investors section at http://investors.dna.com/events.

About Intrexon Corporation

Intrexon Corporation (NASDAQ: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Adjusted EBITDA per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (SEC). For a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Intrexon’s current financial performance.

Trademarks

Intrexon, Arctic, Botticelli, UltraCAR-T, Friendly, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release include, but are not limited to, statements regarding clinical and pre-clinical development activities by Intrexon and its collaborators, commercial and business development plans and the submission of regulatory filings. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s strategy and overall approach to its business model, including its ability to successfully enter into optimal strategic relationships with its subsidiaries and operating companies that Intrexon may form in the future, its ability to develop prospective new platforms and partnering opportunities, and its ability to exercise more control and ownership over the development process and commercialization path; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) the volatility of Intrexon’s stock price; (viii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (ix) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (x) the outcomes of pending or future litigation; (xi) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (xii) Intrexon’s ability to retain and recruit key personnel; (xiii) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xiv) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xv) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Investor Contact: Steven Harasym Vice President, Investor Relations Tel: +1 (214) 721-0607 investors@dna.com	Corporate Contact: Marie Rossi, PhD Vice President, Communications Tel: +1 (301) 556-9850 publicrelations@dna.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$102,768	$68,111
Restricted cash	6,987	6,987
Short-term investments	119,688	6,273
Equity securities	384	5,285
Receivables
Trade, net	21,195	19,775
Related parties, net	4,129	17,913
Other, net	2,754	2,153
Inventory	21,447	20,493
Prepaid expenses and other	6,131	7,057

Total current assets	285,483	154,047
Equity securities, noncurrent	1,798	9,815
Investments in preferred stock	191	161,225
Property, plant and equipment, net	128,874	112,674
Intangible assets, net	129,291	232,877
Goodwill	149,585	153,289
Investments in affiliates	18,859	18,870
Other assets	2,096	4,054

Total assets	$716,177	$846,851

Current liabilities
Accounts payable	$13,420	$8,701
Accrued compensation and benefits	10,687	6,474
Other accrued liabilities	20,620	21,080
Deferred revenue	15,554	42,870
Lines of credit	466	233
Current portion of long-term debt	559	502
Related party payables	256	313

Total current liabilities	61,562	80,173
Long-term debt, net of current portion	211,235	7,535
Deferred revenue, net of current portion	54,210	193,527
Deferred tax liabilities, net	7,213	15,620
Other long-term liabilities	3,235	3,451

Total liabilities	337,455	300,306

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	1,722,012	1,397,005
Accumulated deficit	(1,330,545)	(847,820)
Accumulated other comprehensive loss	(28,612)	(15,554)

Total Intrexon shareholders’ equity	362,855	533,631
Noncontrolling interests	15,867	12,914

Total equity	378,722	546,545

Total liabilities and total equity	$716,177	$846,851

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended December 31,		Year ended December 31,
(Amounts in thousands, except share and per share data)	2018	2017	2018	2017
Revenues
Collaboration and licensing revenues	$25,247	$56,195	$76,869	$145,579
Product revenues	4,979	7,809	28,528	33,589
Service revenues	12,040	12,721	52,419	50,611
Other revenues	919	303	2,758	1,202

Total revenues	43,185	77,028	160,574	230,981

Operating Expenses
Cost of products	7,652	7,638	35,698	33,263
Cost of services	6,462	7,720	27,589	29,525
Research and development	280,514	38,544	404,586	143,207
Selling, general and administrative	24,935	32,845	137,807	146,103
Impairment loss	60,504	16,773	60,504	16,773

Total operating expenses	380,067	103,520	666,184	368,871

Operating loss	(336,882)	(26,492)	(505,610)	(137,890)

Other Income (Expense), Net
Unrealized and realized appreciation (depreciation) in fair value of equity securities and preferred stock, net	(2,635)	(6,654)	(30,200)	2,586
Interest expense	(4,290)	(113)	(8,530)	(611)
Interest and dividend income	1,761	5,048	19,084	19,485
Other income (expense), net	59	(3,440)	630	1,013

Total other income (expense), net	(5,105)	(5,159)	(19,016)	22,473
Equity in net loss of affiliates	(1,728)	(3,010)	(11,608)	(14,283)

Loss before income taxes	(343,715)	(34,661)	(536,234)	(129,700)
Income tax benefit	1,993	716	21,528	2,880

Net loss	$(341,722)	$(33,945)	$(514,706)	$(126,820)
Net loss attributable to the noncontrolling interests	1,257	6,679	5,370	9,802

Net loss attributable to Intrexon	$(340,465)	$(27,266)	$(509,336)	$(117,018)

Net loss attributable to Intrexon per share, basic and diluted	$(2.59)	$(0.23)	$(3.93)	$(0.98)

Weighted average shares outstanding, basic and diluted	131,532,851	120,763,034	129,521,731	119,998,826

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA and Adjusted EBITDA per share. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA and Adjusted EBITDA per share. A reconciliation of Adjusted EBITDA to net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based compensation, shares issued as compensation for services, impairment loss, expense for in-process research and development reacquired from former collaborators, bad debt expense, litigation expense, realized and unrealized appreciation or depreciation in the fair value of equity securities and preferred stock, and equity in net loss of affiliates. Adjusted EBITDA and Adjusted EBITDA per share are key metrics for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Intrexon’s management and Board of Directors believe that Adjusted EBITDA and Adjusted EBITDA per share are useful to understand the long-term performance of Intrexon’s core business and facilitate comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in a manner similar to how its management and Board of Directors evaluate operating results (except for the impact of the change in deferred revenue related to upfront and milestone payments, which is adjusted in the measures evaluated by management and the Board of Directors as discussed below). While Intrexon believes that its non-GAAP financial measures are useful in evaluating its business, and may be of use to investors, this information should be considered supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA and Adjusted EBITDA per share are not measures of financial performance under GAAP, and are not intended to represent cash flows from operations nor earnings per share under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA and Adjusted EBITDA per share by using them only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDA per share have limitations as an analytical tool and you should not consider them in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items from the definition of Adjusted EBITDA for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•

Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•

Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility;

•	Shares issued as compensation for services and bad debt expense are noncash expenses which Intrexon excludes in evaluating its financial and operating performance;

•

Impairment loss is a noncash expense which represents the write down of the book value of acquired goodwill and intangible assets when fair value is determined to be less than book value. These charges are nonrecurring and may vary significantly based on economic, regulatory, political and other circumstances;

•

Expense for in-process research and development reacquired from former collaborators is a noncash expense which is expected to be an infrequent item and may vary significantly based on the scope of the repurchased rights;

•

Unrealized and realized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term, except as otherwise disclosed; and

•

Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods.

The following table presents a reconciliation of net loss attributable to Intrexon to EBITDA and also to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA per share, for each of the periods indicated:

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(In thousands)
Net loss attributable to Intrexon	$(340,465)	$(27,266)	$(509,336)	$(117,018)
Interest expense	4,277	95	8,473	546
Income tax benefit	(1,993)	(716)	(21,528)	(2,880)
Depreciation and amortization	7,680	8,139	32,220	30,641

EBITDA	$(330,501)	$(19,748)	$(490,171)	$(88,711)
Stock-based compensation	7,923	9,612	36,169	41,525
Shares issued as payment for services	2,291	2,678	10,695	11,118
Impairment loss	60,504	11,326	60,504	11,326
Expense for in-process research and development reacquired from former collaborators	228,027	—	236,748	—
Bad debt expense	182	124	1,779	1,217
Unrealized and realized (appreciation) depreciation in fair value of equity securities and preferred stock, net	2,635	6,654	30,200	(2,586)
Equity in net loss of affiliates	1,728	3,010	11,608	14,283

Adjusted EBITDA	$(27,211)	$13,656	$(102,468)	$(11,828)

Weighted average shares outstanding, basic	131,532,851	120,763,034	129,521,731	119,998,826
Weighted average shares outstanding, diluted	131,532,851	121,139,803	129,521,731	119,998,826
Adjusted EBITDA per share, basic	$(0.21)	$0.11	$(0.79)	$(0.10)
Adjusted EBITDA per share, diluted	$(0.21)	$0.11	$(0.79)	$(0.10)